Exhibit 99.1

   UNITRONIX CORPORATION FACES PROBABLE DELISTING FROM THE OTC BULLETIN BOARD
        Company Acts to Minimize Possible Inconvenience to Shareholders

Greenville, SC. February 4, 2005. Unitronix Corporation (OTCBB:UTRXE) announced today, following an OTC Bulletin Board ("OTCBB") hearing by the NASD Hearing Panel (the "Panel") to determine the eligibility of the Company's securities for quotation on the OTCBB, that its common stock faces probable delisting. The Company was informed by NASDAQ on December 6, 2004, that it was delinquent in its filings with the Securities and Exchange Commission because the public accounting firm that it had engaged to audit its financial statements since
1999 was not registered with the Public Company Accounting Oversight Board (the "Board"). Such registration is now required by the Sarbanes-Oxley Act of 2002 and affected the audit performed for the fiscal year ended June 30, 2004, and the associated Form 10-K. An 'E' was added to the Company's trading symbol and the stock was scheduled for delisting on January 6, 2005. The Company requested a hearing by the Panel, which took place yesterday. The Company engaged an audit firm that is registered with the Board to perform a reaudit of the June 30, 2004, financial statements to be included in an amended Form 10-K. The Company is also in the process of engaging new corporate counsel to assist in this process.
The Panel was not empowered to grant an extension for the amended filing, and a Panel member indicated that delisting would probably occur if an amended Form 10-K, audited by a Board approved accounting firm, was not filed within two weeks of the date of the hearing. The Company believes that it is very unlikely that the amended Form 10-K will be filed within two weeks of the hearing date. In the event that delisting from the OTCBB does occur, the Company anticipates that its stock will be listed on the Pink Sheets and that it will seek to have its stock relisted on the OTCBB when it has filed an amended Form 10-K for its fiscal year ended June 30, 2004.

Unitronix' Forward-Looking Statements

This press release contains forward-looking statements as defined by federal securities laws. Statements contained in this press release which are not historical facts are forward-looking statements. Such statements include expectations as to the listing of the Company's securities on the pink sheets, relisting of the Company's securities on the OTCBB, the filing of an amended Form 10-K, and the engagement of new corporate counsel. A number of risks and uncertainties could cause actual events to differ from the Company's expectations indicated by these forward-looking statements. These risks include the Company's inability to list the Company's securities on the pink sheets or OTCBB, to file an amended Form 10-K, and to engage new corporate counsel. Results and events subject to forward-looking statements could differ materially due to the following factors: possible changes in market and economic and business conditions; possible changes in laws and regulations; unanticipated difficulties in complying with laws, regulations, and OTCBB listing requirements; and other risks and factors identified in the Company's annual report on Form 10-K for the year ended June 30, 2004 and other filings with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements following the date of this press release.